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                                October 19, 2000

Starnet Communications International (DE) Inc.
The CIBC Centre,
Old Parham Road
P.O. Box 3265
St. John's, Antigua
West Indies

World Gaming Plc
Devonshire House
60 Goswell Road
London
EC1M 7AD

       Re:  Federal Income Tax Considerations Relating to World Gaming Plc

Ladies and Gentlemen:

       We have acted as counsel to World Gaming Plc, a corporation organized under the law of England and Wales (the "Company"), in connection with the proposed issuance of its ordinary shares in a registered public offering and the preparation and filing of a registration statement on Form F-4 to be filed by the Company with the Securities and Exchange Commission on October 19, 2000 (the "Registration Statement") and the prospectus contained therein (the "Prospectus").

       In rendering our opinion, we have reviewed the Registration Statement and the Prospectus and the documents attached as exhibits thereto, and we have assumed that statements therein are and will remain true, correct and complete and that actions described in the Prospectus have been or will be taken as described. In addition, we have reviewed documentation of the Company and presentations and summaries of information regarding the Company's income, assets, operations, records and other matters. We have assumed the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all of those documents. We have assumed that all factual matters in documents submitted to us and all of the other information furnished to us are true, correct and complete.

       Based on the foregoing, in reliance thereon and subject thereto, and based on the Code, the Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as in effect on the date hereof, it is our opinion that the statements set forth in the Prospectus under the caption "United States Federal Income Tax Consequences", insofar as they purport to describe the matters of law referred to therein, represent the material federal income tax considerations relevant to United States persons who will acquire ordinary shares of the Company.

       The foregoing opinion is limited to the matters expressly set forth, and no opinion is to be implied or inferred beyond the matters expressly stated. This opinion speaks only as of the date hereof and is based solely on legal authorities as they currently exist. Those legal authorities are subject to change either prospectively or retroactively, and we assume no obligation to update or supplement this opinion. In addition, any variation or difference in the facts from those set forth or assumed herein may affect the conclusion stated herein.

       This opinion is furnished to you for use in connection with the Registration Statement and the Prospectus. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Greenberg Traurig

                                         Greenberg Traurig, LLP